ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
700 West Georgia Street
P.O. Box 10101
Vancouver, BC V7Y 1C7

Phone: (604) 891-8200
Fax: (604) 643-5422

January 24, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs:

Re: Global Energy Inc. File Ref. No. 000-28025

We were previously the independent registered public accounting firm for Global Energy Inc. (the "Company"). On January 24, 2006, our appointment as the independent registered public accounting firm was terminated. We have reviewed Global Energy Inc.'s, statements included under Item 4.01 of its Form 8-K dated January 24, 2006, and we agree with the statements contained therein, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Board of Directors.

Yours truly,

Ernst & Young LLP

Chartered Accountants
David Kong
Direct Line: 604-648-3615